Exhibit 10.9

Sanitation Service Contract

Principal (full name): Rural Affairs Office of Fengqiu County Party Committee of the Communist Party of China (“Party A”)

Contractor (full name): Reed (Xinxiang) Road Incorporation Limited (“Party B”)

In order to make further improvement to environment sanitation level and living environment in Fengqiu and speed up the construction of beautiful countryside, Party A, after negotiation with Party B, decides to entrust Party B with cleaning and collection of daily rubbish in rural areas and roads in 4 towns including Yingju Town, Chengu Town, Huangde Town, Juxiang Town in Fengqiu except for national and provincial highways, and Party B shall make demonstrations for Party A’s work and set up a standardized and efficient “Rural-Urban Environmental Sanitary Integration” operation mode. In order to protect interests of both Parties, Party A and Party B have entered into the following operation contract after negotiations:

I. Scope of Services:

Yingju Town, Chengu Town, Huangde Town, Juxiang Town cover 123 administrative villages and 155,514 people. Whole-day cleaning and sanitation of main and minor roads and town government residents should be carried out to make sure “clean at first sight” in residential areas of villages except for national and provincial roads.

II. Quality Standards

(I) Standards and requirements for sanitation workers:

1. Work hours: 5:30 in Summer; 6:30 in Winter.

2. Sanitation uniforms must be worn during work to make sure civilized cleaning. Sanitation workers should patrol, observe and clean frequently without gathering together, chatting, sitting still, leaving positions and coming late or leaving early.

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(II) Sanitation quality standards

1. No rubbish exposed

Rubbish in villages, road sides, wall sides and public areas should be cleaned timely to make sure no scattered rubbish on road sides of villages and no white rubbish and leaking rubbish exposed to the eyes. Daily rubbish should be put inside dustbins without exposed outside.

2. No casual posters and paintings

Advertisements, useless slogans and publicity paintings on buildings, walls and telegraph poles should be cleaned up to keep clean and orderly.

3. No rubbish in public areas

Public village areas and public green belts should be clean and orderly without faece and weeds. Public village areas should have no excrement of livestock.

4. Dustbins should be clean on the surface without rubbish scattered around.

5. Emergency guarantee: emergency sanitation leading groups and emergency assistance teams should be set up and standby vehicles should be prepared for each area to make sure both related personnel and equipment could be in place timely in case of emergency situation.

(III) Personnel, vehicles and rubbish containers

1. Party B should make sure vehicles are clean and intact with regular maintenance; no rubbish should be sprinkled, discharged or thrown casually during collection or transportation and rush hours should be avoided as much as possible; rubbish in sanitation vehicles should be cleaned up after work; Party B should supply vehicles and other mechanical equipment according to requirements of bidding documents and bidding commitment, any vehicle damaged should be replaced timely in case of influence on sweeping and cleaning work.

(IV) Sanitation standards of operation vehicles and dustbin, and rubbish cleaning and collection standards:

1. Regular cleaning should be made to operation vehicles and dustbins, and rubbish should be cleaned up timely to make sure wherever the operation vehicle goes, the place is clean.

2. Operation vehicles should be cleaned up without any dirt or filth on the surface. The mark on vehicles should be striking. The vehicle should be closed up tightly in case of any sprinkle, leakage or throwing situation.

3. Operation vehicles should transport rubbish to rubbish transfer station or landfill as scheduled. Casual discharging is not allowed.

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4. The capacity of rubbish collection vehicles should be 6 tons and above, and that of watering vehicle should be 5 tons and above. Management vehicles should be provided.

III. Rights and Obligations of Party A

1. Party A should coordinate with Yingju Town, Chengu Town, Huangde Town, Juxiang Town, which are served by Party B, in assisting Party B in placing dustbins where it is convenient for residents to throw and convenient for vehicles to clean and transport. Party A should also be responsible for sanitation publicity and supervision work, and advocate residents to consciously throw rubbish into dustbins without pouring sewage, hot ashes, muck, and construction wastes to cause damages to dustbins.

2. Party A should coordinate with 4 towns including Yingju Town, Chengu Town, Huangde Town, Juxiang Town, which are served by Party B, in cleaning of responsible areas, road sides, and “four heaps” (including straw heap, mound, construction rubbish and dunghill) in countryside areas, cleaning of accumulated rubbish and privately constructed buildings along roads, and governance and management of peddlers who sell on road or markets which are formed by peddlers on roads.

3. Party A should coordinate with government of town in assisting Party B in employing sanitation workers, drivers, loader and management personnel.

4. Party A should be responsible for establishment of management leadership team for the project which is in charge of supervising and managing the project, assisting Party B in settling civil disputes and other problems occurred during normal work, and supervising and inspecting sweeping and clean-keeping of roads as well as cleaning and collection of daily rubbish. Party A should formulate Market Method for Sanitation Assessment of Living Environment in Fengqiu in accordance with service standards agreed between both Parties. Regular tests or assessments should be carried out, and 5% of service fees should be assessed as bonus or penalties. Meanwhile, a report system related to service fees of the month should be started, and the punishment system should be carried out as required by assessment method.

5. Prior to take-over by Party B, Party A shall be responsible for coordinating with towns, which are served by Party B, in assisting Party B in cleaning of responsible areas, road sides, “four heaps” (including straw heap, mound, construction rubbish and dunghill) in countryside areas and accumulated rubbish.

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6. Party A shall be responsible for coordinating with towns, which are served by Party B, in assisting Party B in settling civil disputes arisen between stores along the street, village residents and sanitation workers.

7. If Party A needs Party B to be responsible for sanitation outside the service areas, Party A should make corresponding payment based on actual workload.

8. Party A shall be responsible for coordinating with towns served by Party B in assisting Party B in finding an applicable office (where water, electricity, roads, network are available to use), dormitory, storehouse and parking area as appropriate. The cost should be bore by party B. Vehicle parking site and water source for watering vehicles should be prepared around Project Affair Office in town, which should be settled by Party B with assistance from Party A.

9. Party A shall make timely payment for relevant services as scheduled.

10. If there is any large activity such as traditional market or assembly, Party B shall be responsible for corresponding cleaning and sanitation work.

11. After dustbins supplied by Party B are in place, Party A shall be responsible for coordinating with towns served by Party B in assisting Party B in distribution of dustbins to villages and corresponding supervision work. The risk of normal wear should be assumed by Party B. Party A shall be responsible for coordinating with towns that are served by Party B in publicity of protection to sanitation facilities.

12. Party A and towns served by Party B shall set up a hundred-score assessment system according to sanitation standards and requirements and carry out tracking supervision on Party B’s work. There should be daily supervision records and regular assessment, and assessment results should be related to sanitation fees (see assessment standards for details). Any mistake and delayed cleaning of rubbish or other mistakes at work should be confirmed by taking photos, and corresponding sanitation fees should be deducted according to assessment standards.

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IV. Rights and Obligations of Party B

(I) Obligations of Party B

1. Party B shall be responsible for road sanitation work of responsible areas as well as sanitation and rubbish cleaning work in countryside areas.

2. There should be 3,888 (240L mounted) dustbins supplied for roads and villages. (Every 40 people should be assigned with one dustbin.)

3. Based on high standard and strict management principle, the company should establish and utilize intelligent management platform for supply of 20 rubbish collection vehicles, 4 watering vehicles, and 25 drivers, 20 loaders for aforesaid two kinds of vehicles, and 5 management vehicles.

4. Village sanitation: 519 sanitation workers and 20 administrators should be assigned. (Low-income group should be given priority over employment if they are qualified for the position.)

5. Party B shall be responsible for wages, labor security and other welfare, insurance, purchase and distribution of uniforms and labor tools related to Party B’s management personnel, cleaning drivers, loaders, sanitation workers and other personnel. The minimum wage standard of the aforesaid personnel should be not lower than 300 yuan.

6. Party B shall be responsible for safety education work. Industrial accidents or accidental injuries occurred during work are of Party B’s responsibilities.

7. Party B shall have pay tax.

8. Party B shall be responsible for establishing a perfect operation and management system, and shall formulate related management, assessment systems based on operation standards and operation procedures of various positions, and set up an information management system. Positioning devices should be complete to make sure “timely” vehicle management, “informed” rubbish cleaning and collection, and “networked” personnel assessment to improve management level and work efficiency.

9. Party B should obey the management and supervision of Party A and towns and participate in sanitation inspection assessment. In addition, Party B must:

(1) Provide full support for living environment inspection and assessment performed by municipal or county government and make various preparations for coming inspection as scheduled by township office;

(2) Proactively deal with relations with management and crowd of villages and make communication and coordination timely for any problem occurred;

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(3) Sweep and clean all streets and alleyways inside responsible areas without any omission of road or house, and take immediate action to correct any situation mentioned above;

(4) Clean all daily rubbish produced at the day. Cleaning and collection of rubbish is Party B’s responsibility.

10. The project is not allowed to be assigned in any event.

(II) Rights of Party B

1. Party B shall be fully responsible for employment of administrators and operation personnel and their position determination, as well as assessment management and rewards and punishment of operation personnel.

2. Party B has right to require Party A to pay service fees timely in accordance with the Contract.

3. If the normal process of sanitation service task is affected due to delayed payment for service fees from Party A, Party B has right to require Party A to bear all losses.

V. Service fees

Fengqiu rural living environment sanitation project is 8,550,000 yuan per year in total with a service duration of 3 years.

(I) Service fee is determined based on current wages, insurance, labor security and welfare, current market price of fuel used for sanitation vehicles and transportation distance of daily rubbish as well as population and daily rubbish quantity produced required and provided by Party A.

Price changes of project worker wages, insurance, labor security and welfare and materials used as well as changes of transportation distance of daily rubbish arise from adjustment of relevant policies or changes of market price should be settled by both Parties through negotiation (adjustments not greater than 5% will not be made). Operation vehicles, equipment standards and model supplied by Party B should start working after acceptance and approval by Party A, otherwise any loss caused hereby should be responsible by Party B.

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(II) If data provided by Party A has great difference with actual data, the actual data should be subjected after confirmation by both Parties and Party A shall bear all losses of Party B caused hereby. A supplemental agreement should be signed by and between both Parties for data change and the supplemental agreement shall be equally effective with the Contract.

VI. Payment

After management personnel and vehicles of Party B are in place and start operation for three months after the date of commencement of operation, Party B should submit relevant materials to towns that are served by Party B for preliminary inspection application, and then submit acceptance report issued by towns that are served to Party A for acceptance, and Party A shall assess rubbish cleaning and collection operation service situation of Party B in the previous quarter and make acceptance within 10 working days, and shall also confirm that Party B has already paid wages to sanitation workers (through officially sealed payroll and relevant certification). After the quarterly cleaning and collection operation service fees have been finally settled by both Parties, Party A shall request the payment to financial department and the payment should be settled within 10 working days.

VII. Period of Validity of the Contract

The Contract should be effective from January 1, 2019 to December 31, 2021.

VIII. Termination of the Contract

The Contract may be terminated if any of the following situations occurred.

(I) Daily assessment should be carried out by the purchaser to the bidder through assessment report submitted by the bidder every month. If the assessment score is no higher than 80 for three times or more per year (every 12 months should be deemed as a year after signing the Contract), the Contract may be terminated.

(II) If the assessment score is lower than 65 in any assessment, the Contract may be terminated.

(III) If an important event is adversely affected due to irresponsible cleaning or collection, Party A has right to terminate the Contract and any loss caused hereby should be borne by Party B.

IX. Settlement of Dispute

Any matter not covered in the Contract should be settled through negotiation by both Parties. Any dispute raised during the execution of the Contract should be settled through negotiation between both Parties or through mediation by related departments; if the negotiation or mediation fail to work, legal proceedings should be initiated in front of the people’s court where the Contract is signed according to laws.

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X. Attachments

Attachments of the Contract include letter of authorization by legal representative, Marketization Method for Sanitation Assessment of Living Environment in Fengqiu.

Numbers of contract: The Contract is made in 10 copies. Party A keeps 7 copies and Party B keeps 3 copies. The Contract should be effective after signed and sealed by both Parties.

The Contract is signed at the location of Rural Affairs Office of County Party Committee of Fengqiu.

XII. Any supplemental contract has the same legal effect as this Contract.

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Party A: Rural Affairs Office of Fengqiu County Party Committee of the Communist Party of China (seal)	Party B: Reed (Xinxiang) Road Incorporation Limited (seal)

Legal representative or authorized representative:	Legal representative or authorized representative:

/s/ Guojun Fu	/s/ Shuchao Zhang

December 29, 2018	December 29, 2018

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